UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d)of the Securities Exchange Act of 1934.

                                                     Commission File No. 0-19510

                              FINANCIAL SECURITY CORP.
            (Exact name of registrant as specified in its charter)

        1209 NORTH MILWAUKEE AVENUE, CHICAGO, ILLINOIS 60622 (312) 227-7020 (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                      COMMON STOCK, $.01 PAR VALUE PER SHARE

            (Title of each class of securities covered by this form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)    [ ]
             Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification date:

                                        0
         Pursuant to the requirements of the Securities Exchange Act of 1934, FINANCIAL SECURITY CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: September 30, 1996                    BY: /s/ Daniel K. Augustine
     ------------------------                  ---------------------------------
                                               Daniel K. Augustine